Exhibit 99.1

CONTACT:	SanDisk Corporation Lori Barker (408) 542 – 9565 lbarker@sandisk.com	Mike Wong (408) 548-0223 mwong@sandisk.com

SANDISK ADVISED OF THEFT BY ASSOCIATE AT TAIWANESE LAW FIRM

     SUNNYVALE, CA, OCT. 15, 2003 – Late in the afternoon on October 14, 2003, SanDisk Corporation (NASDAQ: SNDK) was advised by its Taiwanese law firm, Lee and Li, one of the largest law firms in Asia, that one of Lee and Li’s senior associates had fraudulently sold, and misappropriated the proceeds from, approximately 121 million shares of SanDisk’s United Microelectronics Corporation stock held by Lee and Li on behalf of SanDisk pursuant to a power of attorney. The current market value of the misappropriated shares is approximately $100 million. In a press release issued late yesterday in Taiwan by Lee and Li and in a separate written assurance, the firm stated that it will not let SanDisk suffer any loss as a result of its former employee’s criminal acts. Both SanDisk and Lee and Li are vigorously investigating the incident. SanDisk is also investigating whether it is insured against any portion of this loss.

     SanDisk, the world’s largest supplier of flash storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

     The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties as described under the caption, “Factors That May Affect Future Results” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. Risks that may cause these forward-looking statements to be inaccurate include, among others, that Lee and Li may not repay SanDisk for its loss, that SanDisk is not insured against this loss, and that any loss that is not fully repaid may result in non-operating accounting charges in the periods corresponding to the dates of the fraudulent sales. The company assumes no obligation to update the information in this release.

SanDisk’s web site/home page address: http://www.sandisk.com
All trade names are either registered trademarks or trademarks of their respective holders.

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